Exhibit 10.23

GRANT CERTIFICATE

Current Issue of Units – Participant Name

This Grant Certificate confirms that you have been granted the units of KKR Holdings L.P. identified below (the “Units”), which (subject to the following paragraph) are Fully Unvested Units and shall vest pursuant to the vesting schedule specified hereunder. The Units are subject to the terms of the First Amended and Restated Limited Partnership Agreement of KKR Holdings L.P., dated October 1, 2009, as amended (the “Holdings LPA”), and (save for the matters specifically addressed in this Grant Certificate) to the applicable terms of any other written documents relating to your interests in KKR Holdings L.P. (which may include a Consent, Admission and Award Agreement), each of which have been previously executed by you. Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A hereto and if not defined therein have the meanings set forth in the Holdings LPA. In the event of a conflict between any term or provision contained in the Holdings LPA and this Grant Certificate (including, without limitation, with respect to transfer restrictions and vesting upon retirement, death or disability and change in control), the applicable terms and provisions of this Grant Certificate will govern and prevail.

Notwithstanding anything to the contrary in this Grant Certificate, the Holdings LPA or any other document, this grant of Units is conditioned upon and subject to your agreement to be bound by the Confidentiality and Restrictive Covenant Obligations attached hereto as Appendix B, which constitute the Limited Partner’s Confidentiality and Restrictive Covenant Agreement as of the date hereof (and may be amended or replaced after the date hereof in any Confidentiality and Restrictive Covenant Agreement executed by the Limited Partner with the Partnership or the Company (as defined in Appendix B)).

Grant Date:

Grant Date(the “Grant Date”)

Issue:

Number of Units issued on the Grant Date: Number of Awards Granted

Units:

Service-Based Vesting

The following table presents the percentage of Units issued and/or disclosed to the Limited Partner on the Grant Date that will contingently vest and become Contingently Vested Units as of each applicable Service Vesting Date, subject to the Limited Partner’s continued Employment through the Service Vesting Dates set forth below.

Service Vesting Date	Percentage of Units Vesting

[●]	[●]%
[●]	[●]%
[●]	[●]%
[●]	[●]%
[●]	[●]%
Cumulative Vesting Through [●]	100%

Minimum Retained Ownership

The Units are subject to Section 9.2(a) of the Holdings LPA, which requires the Limited Partner to retain the Minimum Retained Ownership Amount.

Additional Vesting Provisions

Transfer Restrictions

Each Unit issued to the Limited Partner  is ☐ / ☐ is not subject to the transfer restrictions set forth in Appendix C and D, as applicable, of the Holdings LPA and shall be subject to the following additional vesting provision until the earlier of (i) the Transfer Restrictions End Date for such Unit and (ii) the date on which the non-solicitation covenants contained in the Limited Partner’s Confidentiality and Restrictive Covenant Agreement expire:

The Limited Partner shall not (i) become a Terminated Limited Partner due to Cause or (ii) with respect only to those Units with respect to which the Transfer Restrictions End Date has not occurred, breach the Limited Partner’s Confidentiality and Restrictive Covenant Agreement.

Retirement, Death or Disability, Change in Control and Other Termination

If, prior to the date the Units are vested as provided in “Service-Based Vesting” above or otherwise terminate or are forfeited pursuant to this Grant Certificate: (A) the Limited Partner’s Employment terminates due to the Limited Partner’s Retirement, if applicable, then all Retirement Units shall, in the discretion of the General Partner, be fully vested and thereafter be a Contingently Vested Unit as a result thereof; (B) the Limited Partner dies or experiences a Disability, then all Units shall be vested and thereafter be a Contingently Vested Unit as a result thereof, provided that if the Limited Partner is not an employee of the KKR Group, then any vesting of Units described in this clause (B) shall be in the discretion of the General Partner; or (C) there occurs a Change in Control prior to any termination of the Limited Partner’s Employment, then all or any portion of any Units may, in the discretion of the General Partner, be vested and thereafter be a Contingently Vested Unit as a result thereof. Notwithstanding the foregoing, if the General Partner or KKR & Co. L.P. receives an opinion of counsel that there has been a legal judgment and/or legal development in the Limited Partner’s jurisdiction that would likely result in the favorable treatment applicable to the Retirement Units pursuant to this Grant Certificate being deemed unlawful and/or discriminatory, then the General Partner will not apply the favorable treatment at the time the Limited Partner’s Employment terminates due to the Limited Partner’s Retirement under clause (A) above, and the Units will be treated as set forth in “Service-Based Vesting”, or the other provisions of this Grant Certificate, as applicable.

If the Limited Partner’s Employment terminates for any reason other than due to the Limited Partner’s death, Disability or Retirement, each as provided for in this Grant Certificate, then all Units (including any Units that are not Retirement Units) shall immediately terminate and be forfeited without consideration.

The Limited Partner’s right to vest in the Units, if any, will terminate effective as of the date that the Limited Partner is no longer actively providing services (even if still considered employed or engaged under local Law) and will not be extended by any notice period mandated under local Law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local Law) except as may be otherwise agreed in writing by the General Partner with the Limited Partner; the General Partner shall have the exclusive discretion to determine when the Limited Partner is no longer actively employed or engaged for purposes of the Units.

Each of the foregoing additional vesting provisions shall be considered an “Additional Vesting Provision” for the purposes of the Holdings LPA. Appendix B of the Holdings LPA shall not apply to the Units.

2

In Witness Whereof, the parties hereto have executed this Grant Certificate as of the date specified under the signature of the Limited Partner.

KKR HOLDINGS L.P.
By:	KKR HOLDINGS GP LIMITED,
its general partner

By:

“LIMITED PARTNER”

Electronic Signature

Name: Participant Name

Dated: Grant Date

3

Appendix A

Definitions

“Cause” means, with respect to the Limited Partner, the occurrence or existence of any of the following as determined fairly on an informed basis and in good faith by the General Partner: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Limited Partner against any member of the KKR Group (including KKR & Co. L.P.), KKR Holdings L.P., KKR Associates Holdings L.P., a Fund, or a Portfolio Company, (ii) a Regulatory Violation that has a material adverse effect on (x) the business of any member of the KKR Group or (y) the ability of the Limited Partner to function as an employee, associate or in any similar capacity (including consultant) with respect to the KKR Group, taking into account the services required of the Limited Partner and the nature of the business of the KKR Group, or (iii) a material breach by the Limited Partner of a material provision of any Written Policies or the deliberate failure by the Limited Partner to perform the Limited Partner’s duties to the KKR Group, provided that in the case of this clause (iii), the Limited Partner has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Limited Partner has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Limited Partner is then working diligently to cure such breach or failure. If such breach or failure is not capable of being cured, the notice given to the Limited Partner may contain a date of termination that is earlier than 15 days after the date of such notice.

“Designated Service Recipient” means the member of the KKR Group, that employs or engages the Grantee or to which the Grantee otherwise is rendering services.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the KKR Group, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the General Partner may reasonably determine in good faith.

“Employment” means the Limited Partner’s employment or engagement (including any similar association determined by the General Partner to constitute employment or engagement for purposes of this Grant Certificate) with (x) the Designated Service Recipient or any other member of the KKR Group or (y) any consultant or service provider that provides services to any member of the KKR Group; provided that in the case of clause (y), service provided as a consultant or service provider must be approved by the General Partner in order to qualify as “Employment” hereunder.

“Grantee” means the Limited Partner identified on the signature page of the Grant Certificate to which this Appendix A is attached.

“Group Partnerships” means KKR Management Holdings L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Island exempted limited partnership, and KKR International Holdings L.P., a Cayman Island exempted limited partnership, along with any partnership designated in the future as a “Group Partnership” by KKR & Co. L.P.

“KKR Capstone” means (i) KKR Capstone Americas LLC, KKR Capstone EMEA LLP, KKR Capstone EMEA (International) LLP, KKR Capstone Asia Limited and any other “Capstone” branded entity that provides similar consulting services to the KKR Group and Portfolio Companies, and (ii) the direct and indirect parents and subsidiaries of the foregoing.

A-1

“KKR Group” means the Group Partnerships, the direct and indirect parents of the Group Partnerships (the “Parents”), any direct or indirect subsidiaries of the Parents or the Group Partnerships, the general partner or similar controlling entities of any investment fund or vehicle that is managed, advised or sponsored by the KKR Group (the “Funds”) and any other entity through which any of the foregoing directly or indirectly conducts its business, but shall exclude Portfolio Companies.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Portfolio Company” means a company over which a Fund exercises a significant degree of control as an investor.

“Regulatory Violation” means, with respect to the Limited Partner (i) a conviction of the Limited Partner based on a trial or by an accepted plea of guilt or nolo contendere of any felony or misdemeanor crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Limited Partner in any settlement agreement) that the Limited Partner has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Limited Partner in any settlement agreement) that the Limited Partner has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

“Retirement” means the resignation by the Limited Partner of the Limited Partner’s Employment with the KKR Group (other than for Cause), on or after the date that the Limited Partner’s age, plus the Limited Partner’s years of Employment with the KKR Group, equals at least 80; provided that such date shall be no earlier than December 31, 2012.

“Retirement Units” means, with respect to any Limited Partner whose Employment terminates due to Retirement, any Units with a Service Vesting Date that would, if the Limited Partner’s Employment were not so terminated, occur within two years after the date of such termination due to Retirement.

“Service Vesting Date” means, with respect to any Unit, the date set forth in the Grant Certificate as the “Service Vesting Date.”

“Written Policies” means with respect to any Limited Partner having Employment with a member of the KKR Group, the written policies of the KKR Group included in its employee manual, code of ethics and confidential information and information barrier policies and procedures and other documents relating to the Limited Partner's Employment, association or other similar affiliation with the KKR Group.

A-2

Appendix B

Confidentiality and Restrictive Covenant Obligations

A.        Capitalized terms contained in this Appendix B and not defined herein shall have the same meaning as such terms are defined in the Grant Certificate, including Appendix A thereto (the “Agreement”) into which this Appendix B is incorporated by reference therein and to which this Appendix B is attached, or the Holdings LPA, as applicable;

B.          In connection with the Grantee’s employment, engagement, association or other similar affiliation with KKR & Co. L.P. or other entity of the KKR Group (“KKR” or the “Company” and such Grantee, a “KKR Employee”), the Grantee is being issued one or more Units pursuant to the Agreement to which this Appendix B is attached;

C.          The Grantee acknowledges and agrees that the Grantee will receive financial benefits from KKR’s business through their participation in the value of the Units. The Grantee further acknowledges and agrees that (i) during the course of the Grantee’s employment, engagement, association or other similar affiliation with KKR, the Grantee will receive and have access to confidential information of KKR and the Portfolio Companies (collectively, the “KKR Related Entities”) and will have influence over and the opportunity to develop relationships with Clients, Prospective Clients, Portfolio Companies and partners, members, employees and associates of the Company; and (ii) such confidential information and relationships are extremely valuable assets in which KKR has invested, and will continue to invest, substantial time, effort and expense in developing and protecting;

D.          The Grantee acknowledges and agrees that (i) the Units will materially benefit the Grantee; (ii) it is essential to protect the business interests and goodwill of the Company and that the Company be protected by the restrictive covenants and confidentiality undertaking set forth herein; (iii) it is a condition precedent to the Grantee receiving Units that the Grantee agree to be bound by the restrictive covenants and confidentiality undertaking contained herein; and (iv) KKR would suffer significant and irreparable harm from a violation by the Grantee of the confidentiality undertaking set forth herein as well as the restrictive covenants set forth herein for a period of time after the termination of the Grantee’s employment, engagement, association or other similar affiliation KKR; and

E.          This Appendix B is made in part for the benefit of the KKR Group and the Designated Service Recipient and the parties intend, acknowledge, and agree that the KKR Group and the Designated Service Recipient are third party beneficiaries of this Appendix B and any one of them is authorized to waive compliance with any provision hereof by delivering a written statement clearly expressing the intent to waive such compliance to the Grantee and a duly authorized representative of the KKR Group or Designated Service Recipient.

NOW, THEREFORE, to provide the Company with reasonable protection of its and goodwill and in consideration for (i) the Units and any other consideration that the Grantee will receive in connection with and as a result of the Grantee’s employment, engagement, association or other similar affiliation with KKR; (ii) the material financial and other benefits that the Grantee will derive from such Units and other consideration (if any); and (iii) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Grantee hereby agrees to the following restrictions:

1.	Outside Business Activities.

The Grantee acknowledges that, during the course of the Grantee’s employment, engagement, association or other similar affiliation with KKR, the Grantee will be subject to the Written Policies. The Written Policies include restrictions that limit the ability of the Grantee to engage in outside business and other activities without the prior approval of the Company. If the Grantee has an employment, engagement or other similar contract with KKR, the Grantee may be subject to similar restrictions under that agreement. The Grantee hereby agrees that, during the Grantee’s employment, engagement, association or other similar affiliation with KKR, the Grantee will comply with all such restrictions that are from time to time in effect which are applicable to the Grantee.

2.	Confidentiality Undertaking.

The Grantee acknowledges that, during the course of the Grantee’s employment, engagement, association or other similar affiliation with KKR, the Grantee will receive and have access to Confidential Information (as defined below) of the Company and the Portfolio Companies. Recognizing that any disclosure of such information could have serious consequences to one or more of the Company and the Portfolio Companies, the Grantee hereby agrees that, except as provided herein, the Grantee will not under any circumstances (either while employed, engaged, associated or otherwise affiliated with KKR, or at any time after the Termination Date) for any purpose other than in the ordinary course of the performance of the Grantee’s duties as an employee, consultant, associate or other affiliated person of KKR, use or divulge, communicate, publish, make available, or otherwise disclose any Confidential Information to any person or entity, including but not limited to any business, firm, governmental body, partnership, corporation, press service or otherwise, other than to (i) any executive or employee of the Company in the ordinary course of the performance of Grantee’s duties as an employee, consultant, associate or other affiliated person of KKR; (ii) any person or entity to the extent explicitly authorized by an executive of the Company in the ordinary course of the performance of Grantee’s duties as an employee, consultant, associate or other affiliated person of KKR; (iii) any attorney, accountant, consultant or similar service provider retained by the Company who is required to know such information and is obligated to keep such information confidential; or (iv) any person or entity to the extent the law or legal process requires disclosure by the Grantee, provided that, in the case of clause (iv), the Grantee must first give the Partnership or the Designated Service Recipient prompt written notice of any such requirement, disclose no more information than is so required in the opinion of competent legal counsel, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information; provided, however, the Partnership shall not enforce and shall cause its subsidiaries not to enforce any confidentiality agreement that prohibits the Grantee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Securities and Exchange Commission, or making other disclosures to the extent protected under the whistleblower provisions of federal law or regulation (or comparable laws or regulations that similarly prohibit the impediment of such protected disclosures). Notwithstanding the foregoing, neither the Partnership nor the Designated Service Recipient authorizes the waiver of (or the disclosure of information covered by) the attorney-client privilege or work product protection or any other privilege or protection belonging to the Partnership, the Designated Service Recipient or their subsidiaries, to the fullest extent permitted by law.

As used in this Section 2, an “executive” of KKR means an officer, member, managing director, director, principal or employee of the Company, acting in a supervisory capacity. “Confidential Information” means (a) all confidential, proprietary or non-public information of, or concerning the business, operations, activities, personnel, finances, plans, personal lives, habits, history, clients, investors, or otherwise of any person who at any time is or was a member, partner, officer, director, other executive, employee or stockholder of any of the foregoing, (b) all confidential, proprietary or non-public information of or concerning any member of a family of any of the individuals referred to in clause (a), whether by birth, adoption or marriage (including but not limited to any of their current or former spouses or any living or deceased relatives), and (c) all confidential, proprietary or non-public information of or concerning any of the clients or investors of the KKR Related Entities or any other person or entity with which or whom any of the KKR Related Entities or their respective clients or investors does business or has a relationship. Confidential Information includes information about the KKR Related Entities relating to or concerning any of their (i) finances, investments, profits, pricing, costs, and accounting, (ii) intellectual property (including but not limited to patents, inventions, discoveries, plans, research and development, processes, formulae, reports, protocols, computer software, databases, documentation, trade secrets, know-how and business methods), (iii) personnel, compensation, recruiting and training, and (iv) any pending or completed settlements, arbitrations, litigation, governmental investigations and similar proceedings. Notwithstanding the foregoing, Confidential Information does not include any portions of the foregoing that the Grantee can demonstrate by sufficient evidence satisfactory to the Company that has been (i) lawfully published in a form generally available to the public prior to any disclosure by the Grantee in breach of this Appendix B or (ii) made legitimately available to the Grantee by a third party without breach of any obligation of confidence owed to the Company or any Portfolio Company.

Without limiting the generality of the foregoing, the Grantee agrees that it will be a breach of this Appendix B to write about, provide, disclose or use in any fashion at any time any Confidential Information that is or becomes part of the basis for, or is used in any way in connection with any part of any book, magazine or newspaper article, any interview or is otherwise published in any media of any kind utilizing any technology now known or created in the future.

Upon termination of the Grantee's employment, engagement, association or other similar affiliation with KKR, for any reason, the Grantee hereby agrees to (i) cease and not thereafter commence any and all use of any Confidential Information; (ii) upon the request of the Company promptly deliver to the Company or, at the option of the Company destroy, delete or expunge all originals and copies of any Confidential Information in any form or medium in the Grantee’s possession or control (including any of the foregoing stored or located in the Grantee’s home, laptop or other computer that is not the property of the Company, its affiliates or Portfolio Companies); (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Grantee is aware; and (iv) upon the request of the Company sign and deliver a statement that the foregoing has been accomplished.

The Grantee acknowledges that he or she is aware that applicable securities laws place certain restrictions on any person who has received from an issuer material, non-public information concerning the issuer with respect to purchasing or selling securities of such issuer or from communicating such information to any other person and further agrees to comply with such securities laws. Without limiting anything in this Appendix B, the Grantee hereby expressly confirms his or her explicit understanding that the Grantee’s obligations hereunder are in addition to, and in no way limit, the Grantee’s obligations under compliance procedures of the Company including those contained in the Written Policies.

Notwithstanding anything in this Appendix B to the contrary, the Grantee may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any member of the Company in which the Grantee holds an interest and all materials of any kind (including opinions or other tax analyses) that are provided to the Grantee relating to such tax treatment and tax structure.

3.	Notice Period.

The Grantee acknowledges and agrees that the Designated Service Recipient may terminate his or her employment, engagement, association or other similar affiliation with the Designated Service Recipient at any time for any reason or for no reason at all with or without reasons constituting Cause, which as used in this Appendix B shall have the meaning set forth in Appendix A of the Agreement. The Designated Service Recipient or the Grantee, as applicable, shall provide advance written notice (which may be by email) of the termination of the Grantee’s employment, engagement, association or other similar affiliation with the Designated Service Recipient at least [●] days prior to actual termination (such [●]-day period, the “Notice Period”); provided, however, that no advance notice shall be required by the Designated Service Recipient and the provisions of this Section 3 shall not be applicable if the Grantee’s employment, engagement, association or other similar affiliation is terminated by the Designated Service Recipient for reasons constituting Cause or due to any conduct by Grantee that, in the judgment of the Designated Service Recipient in its sole discretion, amounts to gross negligence or reckless or willful misconduct. Notice pursuant to this paragraph shall be provided by the Grantee to any of the Chief Executive Officers, Presidents, Chief Operating Officers, General Counsel or Chief Human Resources Officer of the KKR Group.

During the Notice Period, the Grantee shall perform his or her regular duties and any transitional responsibilities (including but not limited to helping to transition work, projects, and Client relationships internally to others) as determined and directed by the Designated Service Recipient in its sole discretion, and Grantee shall not be employed, engaged, associated or otherwise similarly affiliated with any business other than the business of KKR; provided, however, the Designated Service Recipient reserves the right to require the Grantee not to be in the offices of the KKR Group, not to undertake all or any of the Grantee’s duties or not to contact Clients or Prospective Clients (as defined in Section 5 below), other persons employed, engaged, associated or otherwise similarly affiliated with the KKR Group, or others (or any combination thereof) unless otherwise instructed during all or any part of the Notice Period. During the Notice Period, and except as provided in the next sentence, the Grantee shall continue to receive his or her salary, and the Grantee shall not be entitled to receive or be considered for payment of any other amount for his or her services during the Notice Period (including without limitation any bonus or equity award). In addition, the Designated Service Recipient in its sole discretion may elect to reduce the Notice Period and pay the Grantee his or her salary, but no other amount, for the period from the conclusion of the reduced Notice Period to the end of the original Notice Period, and the Grantee’s employment, engagement, association or other similar affiliation with KKR, shall be terminated as of the day immediately following the conclusion of the reduced Notice Period.

4.	Non-Compete.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with KKR, and in addition during the Non-Compete Period (as defined below), the Grantee will not set up, be employed or engaged by, hold an office in or provide consulting, advisory or other similar services to or for the benefit of, a Competing Business (i) where the activities or services of the Grantee in relation to the Competing Business are similar or substantially related to any activity that the Grantee engaged in or any service that the Grantee provided, in connection with the Grantee’s employment, engagement, association or other similar affiliation with KKR or (ii) for which the Grantee had direct or indirect managerial or supervisory responsibility with KKR, including through the Grantee’s position on the Management Committee or similar committee or group, including without limitation the Public Markets & Distribution Management Committee, for one or more businesses of the KKR Group, in each case, at any time during the 12 months preceding the Termination Date.

For the purposes of this Appendix B, a “Competing Business” means a business that competes (i) in a Covered Country with any business conducted by the Company on the date on which the Grantee’s employment, engagement, association or other similar affiliation with KKR Group, is terminated (the “Termination Date”) or (ii) in any country with any business that the Company was, on the Termination Date, formally considering conducting. A “Covered Country” means the United States, United Kingdom, the Republic of Ireland, France, Hong Kong, China, Japan, the Republic of Korea, Australia, India, United Arab Emirates, Saudi Arabia, Brazil, Canada, Singapore, Spain, Luxembourg or any other country where the Company conducted business on the Termination Date; provided that if the Grantee is located in Japan, the definition of Covered Country shall exclude the phrase “any other country where the Company conducted business on the Termination Date” to the extent unenforceable under applicable law. The “Non-Compete Period” for the Grantee shall commence on the Termination Date and shall expire upon the [●] month anniversary of the Termination Date. Notwithstanding the foregoing, if the Grantee’s employment, engagement, association or other similar affiliation with the KKR Group, is terminated involuntarily and for reasons not constituting Cause, the Non-Compete Period will expire on the [●] month anniversary of the Termination Date.

Notwithstanding the foregoing, nothing in this Appendix B shall be deemed to prohibit the Grantee from (i) associating with any business whose activities consist principally of making passive investments for the account and benefit of the Grantee or members of the Grantee’s immediate family where such business does not, within the knowledge of the Grantee, compete with a business of the KKR Group for specific privately negotiated investment opportunities; (ii) making and holding passive investments in publicly traded securities of a Competing Business where such passive investment does not exceed 5% of the amount of such securities that are outstanding at the time of investment; or (iii) making and holding passive investments in limited partner or similar interests in any investment fund or vehicle with respect to which the Grantee does not exercise control, discretion or influence over investment decisions.

5.	Non-Solicitation of Clients and Prospective Clients; Non-Interference.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with KKR, and in addition during the Post-Termination Restricted Period (as defined below), the Grantee will not, directly or indirectly, (i) solicit, or assist any other person in soliciting, the business of any Client or Prospective Client for, or on behalf of, a Competing Business; (ii) provide, or assist any other person in providing, for any Client or Prospective Client any services that are substantially similar to those that the Company provided or proposed to be provided to such Client or Prospective Client; or (iii) impede or otherwise interfere with or damage, or attempt to impede or otherwise interfere with or damage, any business relationship or agreement between the Company and any Client or Prospective Client. As used in this Section 5, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any person to take or refrain from taking any action with respect to the giving by such person of business to a Competing Business, regardless of who initiated such communication.

For purposes of this Appendix B, “Client” means any person (a) for whom the Company provided services, including any investor in an investment fund, account or vehicle that is managed, advised or sponsored by KKR (a “KKR Fund”) or any client of the KKR Group’s broker-dealer business or that was a Portfolio Company of a KKR Fund and (b) with whom the Grantee, individuals reporting to the Grantee or any other individuals over whom the Grantee had direct or indirect managerial or supervisory responsibility had any contact or dealings on behalf of, and involving Confidential Information of, the Company during the 12 months prior to the Termination Date; and “Prospective Client” means any person with whom (I) the Company has had negotiations or discussions concerning becoming a Client and (II) the Grantee, individuals reporting to the Grantee or any other individuals over whom the Grantee had direct or indirect managerial or supervisory responsibility had any contact or dealings on behalf of, and involving Confidential Information of, the Company during the 12 months prior to the Termination Date.

6.	Non-Solicitation of Personnel; No Hire.

The Grantee hereby agrees that, while employed, engaged, associated or otherwise similarly affiliated with KKR, and in addition during the Post-Termination Restricted Period, the Grantee will not, directly or indirectly, solicit, employ, engage or retain, or assist any other person in soliciting, employing, engaging or retaining, any Covered Person. As used in this Section 6, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any Covered Person to terminate his or her employment, engagement, association or other affiliation with the KKR Group or KKR Capstone or recommending or suggesting that a third party take any of the foregoing actions, including by way of identifying such Covered Person to the third party, in each case regardless of who initiated such communication.

For purposes of this Appendix B, a “Covered Person” means a person who on the Termination Date was either (i) employed or engaged by the KKR Group as an employee or officer or otherwise associated or similarly affiliated with the KKR Group in any position, including as a member or partner, having functions and duties substantially similar to those of an employee or officer; (ii) a Senior Advisor, Industry Advisor or KKR Advisor to the KKR Group; (iii) employed or engaged by KKR Capstone as an employee or officer or otherwise associated or similarly affiliated with KKR Capstone in any position, including as a member or partner, having functions and duties substantially similar to those of an employee or officer; or (iv) a person who provides services exclusively to the Company or any Portfolio Company and has functions and duties that are substantially similar to those of a person listed in sub-clauses (i), (ii) or (iii) above.

7.	Post-Termination Restricted Period.

The “Post-Termination Restricted Period” for the Grantee shall commence on the Termination Date and shall expire upon the [●] month anniversary of the Termination Date. Notwithstanding the foregoing, if the Grantee’s employment, engagement, association or other similar affiliation with KKR is terminated involuntarily and for reasons not constituting Cause, the Post-Termination Restricted Period will expire on the [●] month anniversary of the Termination Date. To the extent that the Grantee continues to be employed or engaged by, or otherwise associated or similarly affiliated with KKR, during any “garden leave” or “notice” period in which the Grantee is required to not perform any services for or enter the premises of the Company, and to otherwise comply with all terms and conditions imposed on the Grantee during such “garden leave” or “notice” period, the applicable Post-Termination Restricted Period shall be reduced by the amount of any such “garden leave” or “notice” period in which the Grantee complies with such terms.

8.	Intellectual Property; Works Made for Hire.

Except as otherwise agreed in writing between the Grantee and the Partnership, the Designated Service Recipient or other member of the KKR Group, as applicable, the Grantee agrees that all work and deliverables that the Grantee prepares, creates, develops, authors, contributes to or improves, either alone or with third parties, during the course of the Grantee’s employment, engagement, association or other similar affiliation with KKR, within the scope of the services provided to or with the use of any of the resources of KKR, including but not limited to notes, drafts, scripts, documents, designs, inventions, data, presentations, research results, developments, reports, processes, programs, spreadsheets and other materials and all rights and intellectual property rights thereunder including but not limited to rights of authorship (collectively, “Work Product”), are works-made-for-hire owned exclusively by KKR. The Grantee hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by law, all right, title and interest that the Grantee may have in such Work Product (and any written records thereof) to KKR (or any of its designees), to the extent ownership of any such rights does not vest originally with the KKR. The Grantee acknowledges and agrees that the Units issued pursuant to the Agreement are sufficient compensation for such assignment, transference and conveyance. To the extent the foregoing assignment is deemed to be invalid or unenforceable, Grantee grants KKR, at no additional charge an exclusive, worldwide, irrevocable, royalty-free, perpetual, assignable license under all intellectual property in and to the Work Product.

9.	Non-Disparagement.

The Grantee hereby agrees that the Grantee will not at any time during his or her employment with the Designated Service Recipient or for [●] years thereafter make any disparaging, defamatory, or derogatory written or oral statements or other communications about or in reference to the Designated Service Recipient, KKR & Co. L.P., KKR Holdings L.P., KKR Associates Holdings L.P., or any other member of the KKR Group or KKR Capstone (including their respective businesses or reputations) or any of their Clients, Prospective Clients, Portfolio Companies, or Covered Persons; provided that this provision shall not prevent the Grantee from (i) making truthful reports to or testifying truthfully before any court, agency, or regulatory body or pursuant to any legal or regulatory process or proceeding or (ii) engaging in activity protected by applicable law, rule or regulations, including the U.S. National Labor Relations Act.

10.	Representations; Warranties; Other Agreements.

The Grantee acknowledges and agrees that the Grantee will derive material financial and other benefits from the Grantee’s employment, engagement, association or other similar affiliation with KKR, and that the restrictions contained herein are reasonable in all circumstances and necessary to protect the legitimate business interests of the Company, to have and enjoy the full benefit of its business interests and goodwill. The Grantee further agrees and acknowledges that such restrictions will not unnecessarily or unreasonably restrict or otherwise limit the professional opportunities of the Grantee should his or her employment, engagement, association or other similar affiliation with KKR, terminate, that the Grantee is fully aware of the Grantee’s obligations under this Appendix B and that the livelihood of the Grantee is not impaired by the Grantee’s entry into the covenants contained herein. The Partnership and the Designated Service Recipient shall have the right, exercisable in its sole discretion, to directly or indirectly make a payment to the Grantee or grant other consideration if, and to the extent, necessary to enforce the restrictions contained herein in accordance with any applicable law.

11.	Certain Relationships.

The Grantee acknowledges and agrees that the Grantee’s compliance with this Appendix B is a material part of the Grantee’s arrangements with the Company, if applicable. Notwithstanding anything to the contrary herein, this Appendix B does not constitute an employment, engagement or other similar agreement between the Grantee and the Partnership, Company, or any other of the KKR Related Entities (including but not limited to KKR & Co. L.P.), and shall not interfere with or otherwise affect any rights any such person or entity may have to terminate the Grantee’s employment, engagement, association or other similar affiliation at any time upon such notice as may be required by law or the terms of any agreement or arrangement with the Grantee.

12.	Injunctive Relief; Third Party Beneficiaries.

The Grantee acknowledges and agrees that the remedies of the Partnership and the Designated Service Recipient at law for any breach of this Appendix B would be inadequate and that for any breach of this Appendix B, the Designated Service Recipient may terminate your employment, engagement, association or other similar affiliation with the Company and shall, in addition to any other remedies that may be available to it at law or in equity, or as provided for in this Appendix B, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining the Grantee from committing or continuing to commit any violation of this Appendix B. The Grantee further acknowledges and agrees that the Partnership and the Designated Service Recipient shall not be required to prove, or offer proof, that monetary damages for a breach of this Appendix B would be difficult to calculate and that any remedies at law would be inadequate for any breach of this Appendix B. The parties intend, acknowledge, and agree that each member of the KKR Group is a third party beneficiary of this Agreement and is authorized to enforce any provision hereof by delivering a written statement expressing the intent to enforce the provisions hereof to the Grantee or the Designated Service Recipient. The Grantee has executed this Agreement for the benefit of each member of the KKR Group.

13.	Amendment; Waiver.

This Appendix B may not be amended, restated, supplemented or otherwise modified other than by an agreement in writing signed by the parties hereto; provided, however, that the Partnership, the KKR Group or the Designated Service Recipient may reduce the scope of, or waive compliance with any part of, any obligation of the Grantee arising under this Appendix B, at any time without any action, consent or agreement of any other party. No failure to exercise and no delay in exercising, on the part of any party, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The waiver of any particular right, remedy, power or privilege shall not affect or impair the rights, remedies, powers or privileges of any person with respect to any subsequent default of the same or of a different kind by any party hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and signed by the person asserted to have granted such waiver.

14.	Assignment.

This Appendix B may not be assigned by any party hereto without the prior written consent of the other party hereto, except that the consent of the Grantee shall be deemed to have been given to the Partnership and the Designated Service Recipient (and the Grantee acknowledges that the Partnership and the Designated Service Recipient shall therefore have the right without further consent) to assign its rights hereunder, in whole or in part, to (i) any member of KKR that becomes a Designated Service Recipient or (ii) any person who is a successor of the Partnership or the Designated Service Recipient by merger, consolidation or purchase of all or substantially all of its assets, in which case such assignee shall be substituted for the Partnership and the Designated Service Recipient hereunder with respect to the provisions so assigned and be bound under this Appendix B and by the terms of the assignment in the same manner as the Partnership and the Designated Service Recipient was bound hereunder. Any purported assignment of this Appendix B in violation of this section shall be null and void.

15.	Governing Law.

This Appendix B shall be governed by and construed in accordance with the laws of the State of New York.

16.	Resolution of Disputes.

(a)
Subject to paragraphs (b) and (c) below, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, non performance or termination of this Appendix B (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”). If the parties to the Dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Appendix B shall continue if reasonably possible during any arbitration proceedings.

(b)
Prior to filing a Request for Arbitration or an Answer under the Rules of Arbitration of the ICC, as the case may be, the Partnership or the Designated Service Recipient may, in its sole discretion, require all Disputes or any specific Dispute to be heard by a court of law in accordance with paragraph (e) below and, for the purposes of this paragraph (b), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding. If an arbitration proceeding has already been commenced in connection with a Dispute at the time that the Partnership or the Designated Service Recipient commences such proceedings in accordance with this paragraph (b), such Dispute shall be withdrawn from arbitration.

(c)
Subject to paragraph (b) above, either party may bring an action or special proceeding in any court of law (or, if applicable, equity) for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (c), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding.

(d)
Except as required by law or as may be reasonably required in connection with judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(e)
EACH PARTY HEREBY IRREVOCABLY SUBMITS AND AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS, AND VENUE, LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPHS (B) OR (C) ABOVE. The parties acknowledge that the forum designated by this paragraph (e) has a reasonable relation to this Appendix B, and to the parties' relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in the preceding sentence or pursuant to paragraphs (b) or (c) above and such parties agree not to plead or claim the same.

(f)
The parties agree that if a suit, action or proceeding is brought under paragraphs (b)    or (c) proof shall not be required that monetary damages for breach of the provisions of this Appendix B would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the Secretary or General Counsel of the Partnership or the Designated Service Recipient or an officer of the Partnership or the Designated Service Recipient (at the then-current principal business address of the Partnership or the Designated Service Recipient) as such party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.

17.	Entire Agreement.

This Appendix B contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Appendix B and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with the Partnership or the Company with respect to the subject matter of this Appendix B (including but not limited to any prior grant agreement for an equity award under the KKR & Co. L.P. 2010 Equity Incentive Plan (or successor equity plan) that contains one or more appendices with respect to the subject matter of this Appendix B) or any Confidentiality and Restrictive Covenant Agreement previously executed with the Partnership, the KKR Group or KKR Capstone. The express terms of this Appendix B control and supersede any course of performance and any usage of the trade inconsistent with any of the terms of this Appendix B.

18.	Severability.

Notwithstanding Section 13 or any other provision of this Appendix B to the contrary, any provision of this Appendix B that is prohibited or unenforceable in any jurisdiction (including but not limited to the application, if applicable, of Rule 5.6 of the New York Rules of Professional Conduct (or successor rule)) shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such event, the invalid provision shall be partially enforced, reformed or substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision to give effect to the provision to the maximum extent permitted in such jurisdiction or in such case. Grantee specifically acknowledges that Grantee has been provided with valuable consideration in exchange for the covenants set forth herein and, accordingly, such partial enforcement or reformation is necessary to avoid frustrating the Company’s purpose in awarding the Grantee such consideration.

19.	Interpretation.

The provisions of Sections 10 through 19 (inclusive) of this Appendix B shall govern with respect to, and shall be applicable only to the interpretation, administration and enforcement of, the provisions of this Appendix B, and shall not govern or otherwise apply to, or have any administrative or interpretive effect on, any other provisions of the remainder of the Agreement or any other of its Appendices.